Exhibit 15.1

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined herein shall have the meanings as terms defined and included elsewhere in the Report and, if not defined in the Report, in the proxy statement/prospectus dated November 4, 2022 (as supplemented to date, the “Proxy Statement/Prospectus”) filed by Lanvin Group Holdings Limited with the Securities and Exchange Commission (the “SEC”) as part of its registration statement on Form F-4 (Registration No. 333-260928).

Introduction

LGHL is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of FFG and PCAC to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the historical statement of financial position of PCAC and the historical statement of financial position of FFG on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of PCAC and FFG for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with PCAC’s and FFG’s audited financial statements and related notes, as applicable.

Description of the Transactions

On December 14, 2022(the “Closing Date”), LGHL consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of March 23, 2022, which was subsequently amended on October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022 ( the “Business Combination Agreement”), by and among PCAC, FFG, LGHL, Merger Sub 1 and Merger Sub 2, pursuant to which, (i) PCAC merged with and into Merger Sub 1, with Merger Sub 1 surviving and remaining as a wholly-owned subsidiary of LGHL (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 merged with and into FFG, with FFG being the surviving entity and becoming a wholly-owned subsidiary of LGHL (the “Second Merger”), and (iii) subsequently, Merger Sub 1 as the surviving company of the Initial Merger merged with and into FFG as the surviving company of the Second Merger, with FFG surviving such merger (collectively with the Initial Merger, the Second Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As part of the Business Combination, (i) each PCAC unit (to the extent not already separated) was automatically severed and the holder thereof was deemed to hold one PCAC Class A ordinary share and one-half of a PCAC warrant, (ii) immediately following the separation of each PCAC’s units, each of (x) PCAC Class A ordinary share and (y) Class B ordinary shares of PCAC, par value US$0.0001 per share (“PCAC Class B ordinary shares”), issued and outstanding immediately prior to the Initial Merger Effective Time was cancelled in exchange for the right to receive one newly issued ordinary share of LGHL, par value US$0.000001 per share (“Ordinary Share”); (iii) each PCAC Warrant outstanding immediately prior to the Initial Merger Effective Time was assumed by LGHL and converted into a warrant to purchase one Ordinary Share (“Warrant”), subject to substantially the same terms and conditions as were applicable to such PCAC Warrant immediately prior to the Initial Merger Effective Time; (iv) each ordinary share, non-voting ordinary share and preferred share in FFG held by the shareholders of FFG issued and outstanding immediately prior to the effective time of the Second Merger (excluding (x) the preferred collateral share of FFG, par value EUR0.0001 per share, held by Meritz Securities co., Ltd, a corporation incorporated under the laws of the Republic of Korea (“Meritz”) (the “FFG Collateral Share”) and (y) shares that are held by the dissenting shareholders of FFG who have complied with all of the requirements of Section 238 of the Cayman Companies Act prior to the vote on the Second Merger) was cancelled in exchange for the right to receive such number of newly issued Ordinary Shares that is equal to the quotient obtained by dividing US$2.6926188 by US$10.00; and (v) the FFG Collateral Share was canceled in exchange for the right to receive one newly issued convertible preference share of LGHL, par value US$0.000001 per share (“Convertible Preference Share”).

Prior to the closing of the Business Combination, the Sponsor irrevocably surrendered 6,014,375 Class B ordinary shares of PCAC to PCAC for nil consideration, which shares were canceled by PCAC immediately upon the surrender thereof, such that after giving effect to the share surrender, the number of Class B ordinary shares of PCAC held by the Sponsor shall be 5,000,000, which was subsequently converted into 5,000,000 LGHL Ordinary Shares.

Concurrently with the closing of the Business Combination, the PIPE Investors purchased 15,327,225 LGHL Ordinary Shares at a price of $10 per share, for an aggregate purchase price of $153.0 million, of which amount $28 million has been funded as of Closing Date. One of the FPA Investors, Aspex Master Fund, purchased 4,000,000 PCAC Class A ordinary shares, plus 1,000,000 PCAC Warrants (collectively, the “forward purchase units”), which was subsequently converted into 4,000,000 LGHL Ordinary Shares and 1,000,000 Warrants, for an aggregate purchase price equal to US$40 million immediately prior to the Initial Merger Effective Time. The other FPA Investor, Sky Venture Partners L.P., defaulted on its obligations under the Sky Forward Purchase Agreement to subscribe for and purchase the forward purchase units at the agreed time and the Sponsor canceled the 500,000 PCAC Class B ordinary shares held by Sky Venture Partners L.P.

Accounting for the Proposed Transactions

The Business Combination was accounted for as a capital reorganization. Under this method of accounting, PCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of FFG issuing shares at the closing of the Business Combination for the net assets of PCAC as of the closing date, accompanied by a recapitalization. The net assets of PCAC was stated at historical cost, with no goodwill or other intangible assets recorded.

FFG has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	FFG’s shareholders have the largest voting interest in LGHL;

•	The board of directors of the combined company has seven members, and FFG has the ability to nominate the majority of the members of the board of directors;

•	FFG’s senior management is the senior management of the combined company;

•	The business of FFG comprises the ongoing operations of LGHL; and

•	FFG is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since PCAC does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of LGHL Ordinary Shares issued over the fair value of PCAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

PCAC’s historical financial statements were prepared in accordance with U.S. GAAP and presented in USD. FFG’s historical consolidated financial statements were prepared in accordance with IFRS and presented in EUR. The Pro Forma Financial Information includes adjustments to convert the financial information of PCAC from U.S. GAAP to IFRS as well as reclassifications to conform PCAC’s historical accounting presentation to FFG’s accounting presentations, as well as translating them into FFG’s reporting currency of EUR, in each case for the relevant periods.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule.

Pursuant to PCAC’s charter, PCAC’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, PCAC Class A ordinary shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 40,591,779 PCAC Class A ordinary shares for an aggregate redemption payment of €393.4 million at a redemption price of approximately $10.12 per share on December 12, 2022.

The following summarized the number of LGHL Ordinary Shares outstanding after the Closing:

Shareholders	Ownership in Shares	%
Lanvin Group Existing Shareholders(1)	100,000,000	76.4%
PCAC Public Shareholders(2)	808,221	0.6%
Sponsor and Directors(3)	5,335,625	4.1%
FPA Investor(4)	4,500,000	3.4%
PIPE Investors	15,327,225	11.7%
Private Placement Investor(5)	4,999,999	3.8%
Total	130,971,070

(1)

Excludes any LGHL Non-Voting Shares and/or LGHL Ordinary Shares into which the LGHL Convertible Preference Share is convertible, which are not beneficially held within the meaning of Rule 13d-3 (d)(1) under the Exchange Act.

(2)	Outstanding PCAC Class A ordinary shares held by the PCAC Public Shareholders were converted into the number of LGHLOrdinary Shares on one-for-one basis.
(3)

Outstanding PCAC Class B ordinary shares (excluding 6,014,375 Class B ordinary shares canceled by PCAC) held by the PCAC Sponsor and certain directors were converted into the number of LGHL Ordinary Shares on one-for-one basis.

(4)	Includes 500,000 PCAC Class B Ordinary Shares for forward purchase agreement investor converted into LGHL Ordinary Shares upon closing.
(5)	Excludes 1 Preferred Collateral Share held by Meritz.

Unaudited Pro Forma Condensed Combined Statement of Financial Position As of June 30, 2022

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Intangible assets	€181,357	—	—	—		€181,357
Goodwill	69,323	—	—	—		69,323
Property, plant and equipment	41,995	—	—	—		41,995
Right-of-use assets	113,581	—	—	—		113,581
Deferred income tax assets	16,768	—	—	—		16,768
Other non-current assets	16,460	—	—	—		16,460

Total non-current assets	439,484	—	—	—		439,484

Current assets
Marketable securities held in Trust Account	—	397,074	—	(397,074)	B	—
Inventories	109,335	—	—	—		109,335
Trade receivables	51,399	—	—	—		51,399
Other current assets	34,995	—	284	119,963	E	150,970
				958	L
				(5,230)	K
Forward Purchase Agreement (FPA) asset	—	40	—	(40)	A	—
Prepaid expenses	—	284	(284)	—		—
Cash and cash equivalents	51,262	117	—	38,305	A	126,842
	—	—	—	397,074	B	—
	—	—	—	(6,225)	C	—
	—	—	—	(10,089)	D	—
	—	—	—	26,814	E	—
				(393,398)	I
				23,941	L
				(958)	L

Total current assets	246,991	397,515	—	(205,960)		438,546

Total Assets	€686,475	€397,515	€—	€(205,960)		€878,030

Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	€397,074	€(397,074)	—		—
Equity
LGHL ordinary share	—	—	—	—	E	—
				—	F
				—	G
				—	I
				—	N
LGHL treasury shares	—	—	—	—	G	(23,941)
				(23,941)	M
Fosun Share capital	339,259	—	—	(339,259)	G	—
				18,569	L
				(18,569)	N
Treasury shares	(3)	—	—	3	G	—

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Financial Position—Continued

As of June 30, 2022

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Other reserves	146,756	(4,949)	—	38,006	A	752,756
				7,651	C
	—	—	—	(654)	D	—
	—	—	—	146,777	E	—
	—	—	—	3,676	F	—
	—	—	—	339,256	G	—
	—	—	—	(23,364)	H	—
	—	—	—	79,887	J	—
				(4,875)	K
				5,372	L
				18,569	N
				484	O
				1	P
				163	Q
PCAC preference shares	—	—	—	—		—
PCAC Class A ordinary shares	—	—	—	—	A	—
	—	—	—	—	F	—
PCAC Class B ordinary shares	—	1	—	—	F	—
				(1)	P
Accumulated losses	(281,832)	(21,298)	—	(4,709)	D	(364,717)
	—	—	—	23,364	H	—
	—	—	—	(79,887)	J	—
				(355)	K
Non-controlling interest	13,939	—	—	—		13,939

Total equity	218,119	(26,246)	—	186,164		378,037

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Financial Position—Continued

As of June 30, 2022

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Non-current borrowings	9,583	—	—	—		9,583
Non-current lease liabilities	98,120	—	—	—		98,120
Non-current provisions	3,944	—	—	—		3,944
Employee benefits	17,475	—	—	—		17,475
Deferred income tax liabilities	53,264	—	—	—		53,264
Other non-current liabilities	961	—	—	—		961
Warrant liabilities	—	7,800	—	259	A	8,059
Class A ordinary shares subject to possible redemption	—	—	397,074	(3,676)	F	—
				(393,398)	I

Total non-current liabilities	183,347	7,800	397,074	(396,815)		191,406

Current liabilities
Trade payables	66,273	—	4,357	(4,727)	D	65,903
Bank overdrafts	—	—	—	—		—
Current borrowings	100,443	—	—	—		100,443
Current lease liabilities	36,538	—	—	—		36,538
Current provisions	3,525					3,525
Other current liabilities	78,230	—	—	23,941	M	102,171
Promissory note - related party	—	7	—	—		7
Convertible promissory note	—	484	—	(484)	O	—
Due to related parties	—	163	—	(163)	Q	—
Accrued offering costs and expenses	—	4,357	(4,357)	—		—
Deferred underwriting discount	—	13,876	—	(13,876)	C	—

Total current liabilities	285,009	18,887	—	4,691		308,587

Total liabilities	468,356	26,687	397,074	(392,124)		499,993

Total Equity and Liabilities	€686,475	€397,515	€—	€(205,960)		€878,030

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss For the Six Months Ended June 30, 2022

(In thousands, except per share data)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€201,700	€—	€—	€—		€201,700
Cost of revenue	(88,957)	—	—	—		(88,957)

Gross profit	112,743	—	—	—		112,743
Operating expenses
Marketing and selling expenses	(106,810)	—	—	—		(106,810)
General and administrative expenses	(75,771)	—	(2,461)	55	BB	(78,177)
Other operating income and expenses	8,378	—	—	—		8,378
Formation and operating costs	—	(2,461)	2,461	—		—

Total operating expenses	(174,203)	(2,461)	—	55		(176,609)

Loss from operations before non-recurring items	(61,460)	(2,461)	—	55		(63,866)
Non-underlying items	570	—	—	—		570
Loss from operations	(60,890)	(2,461)	—	55		(63,296)
Non-operating income and expenses
Finance cost - net	(8,080)	—	570	(570	)AA	(8,080)
Change in fair value of FPA	—	(486)	—	—		(486)
Transaction costs allocable to warrant liabilities	—	—	—	—		—
Change in fair value of warrant liabilities	—	11,656	—	—		11,656
Interest earned on investment held in Trust Account	—	570	(570)	—		—
Change in fair value of convertible note	—	(5)	—	—		(5)

Total other non-operating income and (expenses)	(8,080)	11,735	—	(570)		3,085

(Loss) income before income tax	(68,970)	9,274	—	(515)		(60,211)
Income tax expenses	256	—	—	—		256

(Loss) income for the period	(68,714)	9,274	—	(515)		(59,955)

Net loss per share – basic and diluted	€(0.17)

Basic and diluted net income per share		€0.17

Weighted average shares outstanding – basic and diluted						€130,971,070

Net income per share – basic and diluted						€(0.46)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss For the Year Ended December 31, 2021

(In thousands, except per share data)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€308,822	€—	€—	€—		€308,822
Cost of revenue	(138,920)	—	—	—		(138,920)

Gross profit	169,902	—	—	—		169,902
Operating expenses
Marketing and selling expenses	(165,502)	—	—	—		(165,502)
General and administrative expenses	(122,497)	—	(2,920)	93	BB	(208,209)
	—	—	—	(2,998	)CC
	—	—	—	(79,887	)DD
Other operating income and expenses	10,083	—	—	—		10,083
Formation and operating costs	—	(2,920)	2,920	—		—

Total operating expenses	(277,916)	(2,920)	—	(82,792)		(363,628)

Loss from operations before non-recurring items	(108,014)	(2,920)	—	(82,792)		(193,726)
Non-underlying items	45,206	—	—	—		45,206
Loss from operations	(62,808)	(2,920)	—	(82,792)		(148,520)
Non-operating income and expenses
Finance cost - net	(9,313)	—	21	(21	)AA	(9,313)
Change in fair value of FPA	—	484	—	—		484
Transaction costs allocable to warrant liabilities	—	(1,768)	1,768	—		—
Change in fair value of warrant liabilities	—	21,825	—	—		21,825
Interest earned on investment held in Trust Account	—	21	(21)	—		—

Total other non-operating income and (expenses)	(9,313)	20,562	1,768	(21)		12,996

(Loss) income before income tax	(72,121)	17,642	1,768	(82,813)		(135,524)
Income tax expenses	(4,331)	—	—	—		(4,331)

(Loss) income for the period	(76,452)	17,642	1,768	(82,813)		(139,855)

Net loss per share – basic and diluted	€(0.19)

Basic and diluted net income per share		€0.35

Weighted average shares outstanding – basic and diluted						€130,971,070

Net income per share – basic and diluted						€(1.07)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the historical statement of financial position of Primavera Capital Acquisition Corporation and the historical statement of financial position of Fosun Fashion Group (Cayman) Limited on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of PCAC and FFG for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented. These periods are presented on the basis that FFG is the accounting acquirer.

The historical financial information of FFG was derived from FFG’s unaudited condensed financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and FFG’s audited financial statements as of December 31, 2021 and for the year ended December 31, 2021, included in the Proxy Statement/Prospectus. The historical financial information of PCAC was derived from PCAC’s unaudited condensed financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and PCAC’s audited financial statements as of December 31, 2021 and for the year ended December 31, 2021, included in the Proxy Statement/Prospectus. This information should be read together with FFG’s and PCAC’s audited financial statements and related notes, the sections titled “PCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “FFG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Proxy Statement/Prospectus.

The historical financial statements of FFG have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the European Monetary Unit (€). The historical financial statements of PCAC have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation and reporting currency of United States dollars ($). The financial statements of PCAC have been translated into European Monetary Unit for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using the following exchange rates:

•	at the period end exchange rate as of June 30, 2022 of $1.00 to €0.95762 for the unaudited pro forma condensed combined balance sheet; and

•

the average exchange rate for the period from January 1, 2022 through June 30, 2022 of $1.00 to €0.91534 for the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022; and

•

the average exchange rate for the period from January 1, 2021 through December 31, 2021 of $1.00 to €0.84495 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of LGHL after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that FFG management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FFG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to FFG’s management at this time and that the pro form adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that the PCAC warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FFG and PCAC.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. FFG’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the pro forma combined entity incurred significant cumulative net losses during the historical periods presented, resulting in the Company concluding that any deferred taxes recognized would not be probable of being realized per IAS 12.

Note 2 — IFRS Policy and Presentation Alignment

The historical financial information of PCAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert PCAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify PCAC’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align PCAC’s historical financial information in accordance with the presentation of FFG’s historical financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2022

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2022 are as follows:

(A) To record proceeds received from the FPA Financing of €38.3 million with the corresponding issuance of 4,000,000 PCAC Class A ordinary shares and 1,000,000 warrants (each such warrant exercisable for one PCAC Class A ordinary share for $11.50 per share), in the FPA Financing pursuant to the terms of the Forward Purchase Agreements.

(B) Reflects the liquidation and reclassification of €397.1 million of funds held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(C) Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

(D) Represents preliminary estimated transaction costs expected to be incurred by Primavera and FFG of approximately €6.2 million and €11.9 million, respectively, for banking, legal, accounting and printing fees incurred as part of the Business Combination.

For the €6.2 million Primavera transaction costs, €4.1 million of these fees have been accrued as of the pro forma balance sheet date, the remaining € 2.1 million is included as an expense through accumulated loss. The Primavera estimated transaction costs excludes the deferred underwriting commissions included in (C) above.

For the €11.1 million FFG transaction costs, €5.2 of these fees have been accrued as of the pro forma balance sheet date and recorded in other current assets as discussed in (K) below, €3.4 of these fees have been accrued and expensed as of the proforma balance sheet date, the remaining €3.3 million is allocated between newly issued shares and newly listed but previously existing shares. Approximately €0.7 million is allocated to newly issued shares and included as adjustment to other reserves and approximately €2.6 million is allocated to the newly listed but previously existing shares and included as an adjustment to accumulated losses and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 as discussed in (CC) below.

(E) To record €26.8 million proceeds received from the PIPE Investment and €120 million PIPE Investment receivable with the corresponding issuance of 15,327,225 LGHL Ordinary Shares, par value US$0.000001 per share, in the PIPE Financing pursuant to the terms of the Subscription Agreements and the A&R Subscription Agreement.

(F) Represents the exchange of 4,808,221 PCAC Class A ordinary shares and 5,835,625 PCAC Class B ordinary shares into equivalent number of LGHL Ordinary Shares at par value of $0.000001 per share after giving effect to the Recapitalization.

(G) Represents the exchange of 339,256,167 FFG ordinary shares, at par value €1, into 91,348,753 of LGHL Ordinary shares at par value of $0.000001 per share, and the exchanges of 32,129,493 FFG ordinary shares, at par value €0.0001, into 8,651,247 of LGHL Ordinary Shares at par value of $0.000001 per share.

(H) Represents the elimination of PCAC’s historical accumulated losses.

(I) Reflects redemption of 40,591,779 Primavera Class A ordinary shares on December 12, 2022 for aggregate redemption payments of €393.4 million at a redemption price of approximately $10.12 per share.

(J) Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco ordinary shares issued and the fair value of Primavera’s identifiable net assets at the date of the Business Combination, resulting in a €79.9 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $9.9 per share (as of December 14, 2022).

(K) Represents the reclassification of transaction costs accrued by FFG of approximately €5.2 million, for banking, legal, accounting and printing fees incurred as part of the Business Combination, that has been recorded as other current assets and reflected in FFG’s unaudited interim condensed consolidated statements of financial position as of June 30, 2022.

(L) To record proceeds received from Meritz of €23.9 million at closing, net off by the prepaid interest of €958 thousands, with the corresponding issuance of 18,569,282 FFG ordinary shares, par value €1, and 1 FFG Collateral Share, par value €0.0001 per share in the Meritz Investment, pursuant to the terms of the Meritz Private Placement Subscription Agreements. Another €23.9 million will be received after closing, which is not reflected in current pro forma financials.

(M) To reflect the liability in relation to the proceeds from Meritz.

(N) Represents the exchange of 18,569,282 FFG ordinary shares purchased by Meritz, par value €1, and 1 FFG Collateral Share purchased by Meritz, par value €0.0001 per share, into 4,999,999 of LGHL Ordinary Shares at par value of $0.000001 per share and 1 LGHL Convertible Preference Share at par value of $0.000001 per share.

(O) Represents the irrevocable waiver by the Sponsor of its right to receive $500,000 of the Promissory Note, dated January 28, 2022, issued by PCAC to the Sponsor.

(P) Represents (i) the surrender by the Sponsor of 6,014,375 PCAC Class B ordinary shares to PCAC for no consideration pursuant to a letter agreement entered into in December 2022, which were cancelled immediately by PCAC after the surrender, and (ii) the cancellation by the Sponsor of the 500,000 PCAC Class B ordinary shares held by Sky Venture.

(Q) Represents due to related party waived by the Sponsor in relation to the admin fee accrued by Primavera.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are as follows:

(AA) To eliminate interest income earned on funds in the Trust Account which will be released upon closing of the Business Combination.

(BB) To eliminate administrative service fees that has been waived by Sponsor in September 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021

(AA) To eliminate interest income earned on funds in the Trust Account for the year ended December 31, 2021. (BB) To eliminate administrative service fees that has been waived by Sponsor in September 2022.

(CC) To reflect the recognition of transaction costs incurred by FFG, as described in (D) and (K) above, during the year ended December 31, 2021. These costs are a nonrecurring item.

(DD) Represents €79.9 million of expense recognized in accordance with IFRS 2, for the difference between the fair value of Pubco ordinary shares issued and the fair value of Primavera’s identifiable net assets, as described in (J) above. This cost is a nonrecurring item.

Note 4 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. LGHL Public Warrants and Private Warrants issued in connection with the Business Combination are not included in the basic earnings per share calculation as the warrants are not exercised at the date of the consummation of the Business Combination Agreement. LGHL Public Warrants and Private Warrants issued in connection with the Business Combination are not included in the diluted earnings per share calculation as they are antidilutive.

	For the six months ended June 30, 2022	For the year ended December 31, 2021
Pro forma net loss	€(59,995)	€(139,855)
Lanvin Group Existing Shareholders	100,000,000	100,000,000
PCAC Public Shareholders	808,221	808,221
Sponsor and Directors	5,335,625	5,335,625
FPA Investor	4,500,000	4,500,000
PIPE Investors	15,327,225	15,327,225
Private Placement Investor	4,999,999	4,999,999
Total Weighted average shares outstanding - basic and diluted	130,971,070	130,971,070
Net loss per share - basic and diluted	€(0.46)	€(1.07)